                                  SCHEDULE 14A
                                 (RULE 14A-101)
                  INFORMATION REQUIRED IN THE PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14a of the
                        Securities Exchange Act of 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for Use of the Commission
/X/        Definitive Proxy Statement Only (as permitted by Rule
           14a-6(e)(2))
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                                 GUESS ?, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 GUESS ?, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, and a or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                 GUESS ?, INC.
                           1444 SOUTH ALAMEDA STREET
                         LOS ANGELES, CALIFORNIA 90021

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of Guess ?, Inc.

    The annual meeting of stockholders of Guess ?, Inc., a Delaware corporation (the "Company"), will be held at The Ritz-Carlton Laguna Niguel, One Ritz-Carlton Drive, Dana Point, California 92629, on Wednesday, May 28, 1997 at 10:00 a.m., prevailing local time, for the following purposes:

    1. To elect one director for a term of three years and until his respective successor is duly elected and qualified;

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Company for the 1997 fiscal year;

    3. To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

    Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the annual meeting and any adjournments thereof.

    Your attention is called to the Proxy Statement on the following pages. We hope that you will attend the meeting in person. Your Board of Directors and management look forward to greeting those stockholders able to attend. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

    Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                   /s/ MAURICE MARCIANO

                                          --------------------------------------
                                                     Maurice Marciano
                                                CHAIRMAN OF THE BOARD AND
                                                 CHIEF EXECUTIVE OFFICER

Los Angeles, California
March 31, 1997

                                     [LOGO]

                                 GUESS ?, INC.
                           1444 SOUTH ALAMEDA STREET
                         LOS ANGELES, CALIFORNIA 90021

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement and enclosed form of proxy are being furnished commencing on or about April 3, 1997 in connection with the solicitation by the Board of Directors of Guess ?, Inc. (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held at The Ritz-Carlton Laguna Niguel, One Ritz-Carlton Drive, Dana Point, California 92629, on Wednesday, May 28, 1997 at 10:00 a.m., prevailing local time, and any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted FOR the election of the nominee named below under the Caption "Election of Director--Election of a Class I Director", which is designated as Proposal No. 1 and FOR the appointment of KPMG Peat Marwick LLP as independent certified public accountants of the Company for the 1997 fiscal year, which is designated as Proposal No. 2. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof.

    This solicitation is made by mail on behalf of the Board of Directors of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, telegraph, fax or personal interview by the Directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders.

    Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 31, 1997, there were 42,898,035 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

    Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending upon the type of proposals involved. "Broker non-votes" result when brokers are precluded by the rules of the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted. The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares present and voting on such proposal, thus having no effect on the outcome of such proposal.

    The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, it is the intention of each of the persons named in the accompanying proxy to vote such proxies in accordance with such person's discretionary authority to act in such person's best judgment.

    The principal executive offices of the Company are located at 1444 South Alameda Street, Los Angeles, California 90021.

                              ELECTION OF DIRECTOR

    Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate"), the Company's Board of Directors is divided into three classes of directors serving staggered terms (Classes I, II and III). One class of directors will be elected at each annual meeting of stockholders for a three-year term and will hold office until their successors shall have been elected and qualified. The Company's bylaws currently authorize a Board of Directors consisting of not less than three nor more than fifteen directors. The Board of Directors currently consists of four members of which Armand Marciano is a Class I director, Paul Marciano is a Class II director and Maurice Marciano and Aldo Papone are Class III directors. Mr. Papone was appointed to the Board of Directors in March 1997 and is neither an officer nor employee of the Company or its affiliates. The Company intends to appoint additional outside directors and is actively engaged in filling these positions.

                 PROPOSAL NO. 1: ELECTION OF A CLASS I DIRECTOR
                             (ITEM 1 ON PROXY CARD)

    At the meeting, one Class I director is to be elected to serve for a term to expire at the 2000 Annual Meeting of the stockholders. The nominee for this position is Armand Marciano. Information regarding the Board's nominee for director is set forth below. Information regarding the three directors continuing whose terms expire in 1998 and 1999 is set forth on pages 6 and 7 under the heading "Directors and Executive Officers."

    VOTE. The Director will be elected by a favorable vote of a majority of the votes cast at the annual meeting. Accordingly, abstentions or broker non-votes as to the election of the Class I director will not affect the outcome. The accompanying proxy will be voted FOR the election of the Board's nominee unless contrary instructions are given. If the Board's nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate.

    Armand Marciano, 52, joined the Company two months after its inception in 1981 and has served as Senior Executive Vice President of the Company since November 1992. Mr. Marciano has direct supervisory responsibility for the Company's domestic retail and factory outlet stores. In addition, Mr. Marciano is responsible for the distribution, real estate and construction, customer service and European exports aspects of the business. Mr. Marciano has been a Director and Secretary of the Company since 1983. From July 1988 to 1992, Mr. Marciano served as Executive Vice President of the Company.

                  PROPOSAL NO. 2: RATIFICATION OF SELECTION OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

    The firm of KPMG Peat Marwick LLP, the Company's independent certified public accountants for the year ended December 31, 1996, was selected by the Board of Directors to act in such capacity for the fiscal year ending December 31, 1997, subject to ratification by the stockholders. There are no affiliations between the Company and KPMG Peat Marwick LLP, its partners, associates or employees, other than as pertain to the engagement of KPMG Peat Marwick LLP as independent certified public accountants for the Company in the previous year.

    VOTE. The favorable vote of a majority of votes cast regarding the proposal is required to ratify the selection of KPMG Peat Marwick LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of KPMG Peat Marwick LLP to serve as independent certified public accountants for the Company in the fiscal year ending December 31, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information available to the Company, as of March 24, 1997, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the Securities and Exchange Commission) or more than 5% of such shares and (ii) held individually as a group by the directors and executive officers of the Company.

                                              BENEFICIAL
                                          OWNERSHIP OF COMMON
                                                 STOCK
                                          -------------------
                                            NUMBER    PERCENT
                                          ----------  -------
DIRECTORS AND OFFICERS (1)
Maurice Marciano (2)....................  16,640,597   38.6%
Paul Marciano (3).......................  13,177,785   30.6%
Armand Marciano (4).....................   5,918,437   13.7%
Aldo Papone (5).........................          --     --
Ken Duane (6)...........................      35,568      *
Michael Wallen..........................       3,000      *
Andrea Weiss............................       1,000      *
Roger Williams (7)......................      45,000      *
All directors and executive
  officers as a group (8 persons).......  35,821,387   83.1%

------------------------

 *  Less than 1.0%

(1) The address of each the directors, nominees and officers listed above (except for Mr. Papone) is c/o Guess ?, Inc., 1444 South Alameda Street, Los Angeles, California 90021. Except as described below and subject to the Amended and Restated Stockholders' Agreement dated as of August 7, 1996 and applicable community property laws and similar laws each person listed above have sole voting and investment power with respect to such shares.

(2) Includes shares beneficially owned by Maurice Marciano as follows:
    14,713,793 shares as trustee of the Maurice Marciano Trust (1995 Restatement) with respect to which he has sole voting and investment power; 1,212,149 shares as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust with respect to which he shares voting and investment power; and 714,655 shares as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust with respect to which he shares voting and investment power.

(3) Includes shares beneficially owned by Paul Marciano as follows: 11,643,149 shares as trustee of the Paul Marciano Trust dated February 20, 1986 with respect to which he has sole voting and investment power; and 1,534,636 shares as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust with respect to which he shares voting and investment power.

(4) Includes shares beneficially owned by Armand Marciano as trustee of the Armand Marciano Trust dated February 20, 1986 with respect to which he has sole voting and investment power.

(5) The business address for Mr. Papone is: c/o American Express, 200 Vesey Street, 50th Floor, New York, New York 10285.

(6) Includes 35,568 shares which may be acquired upon the exercise of options which are presently exercisable pursuant to the 1996 Equity Incentive Plan to purchase shares of Common Stock.

(7) Includes 40,000 shares which may be acquired upon the exercise of options which are presently exercisable pursuant to the 1996 Equity Incentive Plan to purchase shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company is engaged in various transactions with entities affiliated with entities affiliated with trusts for the respective benefit of Maurice, Paul and Armand Marciano (the "Marciano Trusts"). The Company believes that each of the companies, in which the Marciano Trusts have an investment, and related party transactions discussed below were entered into on terms no less favorable to the Company than could have been obtained from an unaffiliated third party.

MERGERS

    On August 13, 1996, Marciano International, which was wholly owned by the Marciano Trusts, was merged with and into the Company in connection with the initial public offering ("IPO"). Consideration paid to the Marciano Trusts was $300,000.

LICENSE ARRANGEMENTS AND LICENSEE TRANSACTIONS

    The Company has a licensing agreement with Charles David of California ("Charles David"). Charles David is controlled by the father-in-law of Maurice Marciano. The Marciano Trusts and Nathalie Marciano (the spouse of Maurice Marciano) together own 50% of Charles David, and the remaining 50% is owned by the father-in-law of Maurice Marciano. The license agreement grants Charles David the rights to manufacture worldwide and distribute worldwide (except Japan and certain European countries) men's, women's and some children's leather and rubber footwear, excluding athletic footwear, which bear the Guess trademark. The license also includes related shoe care products and accessories. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $1.5 million. Additionally, the Company purchased $6.0 million of product from Charles David for resale in the Company's retail stores during the same period.

    On September 1, 1994, the Company entered into a licensing agreement with California Sunshine Activewear, Inc. ("California Sunshine"), granting it the rights to manufacture and distribute men's and women's activewear, which bear the Guess trademark, in the United States. The Marciano Trusts together own 51% of California Sunshine. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $742,000. Additionally, the Company purchased $1.4 million of product from California Sunshine for resale in the Company's retail stores during the same period.

    Effective January 1, 1995, the Company entered into a licensing agreement with Guess ? Italia, S.r.1. ("Guess Italia"), granting it the exclusive right in Italy and non-exclusive rights in certain other countries within Europe to manufacture and distribute men's and women's apparel and accessories, which bear the Guess trademark. The Company and Guess Italia also entered a retail store license agreement as of January 1, 1995, whereby Guess Italia was granted the non-exclusive rights to operate Guess Stores in Italy. Prior to the IPO, Guess Italia was owned 79% by the Company and 21% by Marciano International, a company wholly owned by the Marciano Trusts. As part of the reorganization, in connection with the IPO, Guess Italia became a wholly-owned subsidiary of the Company when Marciano International was merged with and into the Company. Gross royalties earned by the Company under such license agreement for the fiscal year ended December 31, 1996 was $766,000. Additionally, the Company purchased $327,000, of product from Guess ? Italia and sold $89,000, of product for resale in Guess ? Italia's retail store and to other wholesale customers during the fiscal year ended December 31, 1996. All inter-company transactions were eliminated during consolidation.

    Effective December 9, 1992, the Company entered into a licensing agreement with Nantucket Industries ("Nantucket"), granting it the rights to manufacture and distribute women's intimate apparel within the United States, which bear the Guess trademark. Nantucket is owned 13.0% by the Company and 7.6% by the Marciano Trusts. During the fiscal year ended December 31, 1996, the Company recorded gross royalty income of $327,000, purchased $416,000 of product for resale in its retail stores, and recorded an equity loss of $349,000.

    On January 1, 1997, the Company acquired from Pour Le Bebe, Inc., a California Corporation, a 24.75% limited partnership interest in S.W.P.I., Ltd., a California Limited Partnership, as payment in lieu of unpaid license fees due November 1, 1996. The Marciano Trusts have a 75.25% ownership interest in S.W.P.I., Ltd.. The 24.75% limited partnership in S.W.P.I., Ltd. was valued at $1.4 million by the Company, based upon the net asset value of the real estate limited partnership.

PURCHASING AGENCY AGREEMENT

    On May 3, 1994, the Company entered into an agreement with Ranche, Ltd. ("Ranche"), which became a wholly owned subsidiary of Guess Europe, BV ("GEBV") in connection with the IPO, to serve as a non-exclusive buying agent for the Company in Hong Kong, which agreement was terminated in the first quarter of 1996 when certain of Ranche's assets were sold to Newtimes Guess, Ltd, a Hong Kong corporation ("Newtimes") in which the Company and the Marciano Trusts then held indirect ownership interests of 25% and 25%, respectively. In connection with the IPO, the Marciano Trusts' indirect interest in Newtimes was transferred to the Company. Ranche earned commissions of $192,000 during the period in 1996 in which the agreement was still active. In addition, Ranche operates under a licensing arrangement to distribute product to authorized distributors. Gross royalties earned by the Company prior to the IPO under such license for the fiscal year ended December 31, 1996 were $163,000. Subsequent to the IPO, royalties earned by the Company were eliminated during consolidation.

    In February 1996, the Company entered into a buying agency agreement with Newtimes. Pursuant to such agreement, the Company pays Newtimes a commission based upon the cost of finished garments purchased for the Company by Newtimes. Commissions earned by Newtimes during the fiscal year ended December 31, 1996 was $624,000. Additionally, the Company recorded $190,000 in equity losses during 1996.

LEASES

    The Company leases manufacturing, warehouse and administrative facilities and one retail administrative facility from partnerships affiliated with the Principal Stockholders. The leases in effect at December 31, 1996 will expire through July 2008. Aggregate lease payments under leases in effect for the fiscal year ended December 31, 1996 were $2.9 million.

    The Company currently subleases, on a month-to-month basis, a portion of a remote Guess facility to Southwest Pacific Investment Company ("SWPI"), an entity owned by the Marciano Trusts. Monthly rental charges are $11,000, effective August 1, 1996. An aggregate of $57,000 was paid by SWPI to the Company during 1996.

STOCKHOLDERS' AGREEMENT

    Upon consummation of the IPO, the Marciano Trusts and certain of their affiliates (the "Principal Stockholders") and the Company entered into an Amended and Restated Stockholders' Agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, the Principal Stockholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other Principal Stockholders) to the Board of Directors. The Stockholders' Agreement provides that each of the Principal Stockholders has granted to each other and to the Company rights of first refusal with respect to the sale of any shares of the Company's outstanding Common Stock (with certain limited exceptions).

LOANS TO EXECUTIVE OFFICERS

    During 1995, the Company loaned Mr. Wallen the sum of $200,000 at an annual interest rate of 7% in connection with certain moving expenses. This loan is scheduled to be repaid on August 31, 1999, with interest on the loan payable in four annual installments commencing August 31, 1996. Mr. Wallen's first interest installment, which was due on August 31, 1996, was waived.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company as of March 24, 1997 are as follows:

      NAME        AGE                           POSITION
----------------  --- -------------------------------------------------------------
Maurice Marciano  48  Chairman of the Board, Chief Executive Officer and Director

Paul Marciano     44  President, Chief Operating Officer and Director

Armand Marciano   52  Senior Executive Vice President, Secretary and Director

Ken Duane         40  President of Worldwide Sales--Corporate

Michael Wallen    44  President, Retail Merchandising

Andrea Weiss      41  President of Retail Operations

Roger Williams    49  Executive Vice President and Chief Financial Officer

Aldo Papone       64  Director

    Pursuant to the Stockholders' Agreement described herein under "Certain Transactions," the Principal Stockholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other Principal Stockholders), to the Board of Directors. Maurice, Paul and Armand Marciano are brothers. Maurice, Paul and Armand Marciano have worked together in the fashion industry for the last 25 years.

    MAURICE MARCIANO, 48, who was one of the founders of the Company in 1981, has served as Chairman of the Board and Chief Executive Officer of the Company since August 1993. Mr. Marciano had served as President of the Company from June 1990 to September 1992 and as Executive Vice President from 1981 until June 1990. Mr. Marciano's responsibilities include the design direction of the Company, sales and merchandising, manufacturing and finance. Additionally, Mr. Marciano, along with Mr. Paul Marciano, is responsible for the corporate marketing direction of the Company. Mr. Marciano has been a Director of the Company since 1981 (except for the period from January 1993 to May 1993). From February 1993 to May 1993, Mr. Marciano was Chairman and Chief Executive Officer and a Director of Pepe Clothing USA, Inc. Mr. Marciano is a Class III director whose term will expire at the 1999 Annual Meeting.

    PAUL MARCIANO, 44, joined the Company two months after its inception in 1981 and has served as creative director for Guess advertising worldwide since that time. He has served as President of the Company since September 1992 and as a Director of the Company since 1990. Mr. Marciano's responsibilities include direct supervisory responsibility for international expansion, licensing, the Legal Department, M.I.S. and the Advertising Department. Mr. Marciano served as Senior Executive Vice President of the Company from August 1990 to September 1992. Mr. Marciano is a Class II director whose term will expire at the 1998 Annual Meeting.

    ARMAND MARCIANO, 52, joined the Company two months after its inception in 1981 and has served as Senior Executive Vice President of the Company since November 1992. Mr. Marciano has direct supervisory responsibility for the Company's domestic retail and factory outlet stores. In addition, Mr. Marciano is responsible for the distribution, real estate and construction, customer service and European exports aspects of the business. Mr. Marciano has been a Director and Secretary of the Company since 1983. From July 1988 to 1992, Mr. Marciano served as Executive Vice President of the Company. Mr. Marciano is a Class I director whose term will expire at the 1997 Annual Meeting.

    KEN DUANE joined the Company as President of Worldwide Sales--Corporate in June 1996. From June 1990 to June 1996, Mr. Duane served as Executive Vice President Sales and Marketing for Nautica International. Mr. Duane had served as a Senior Vice President Sales and Marketing for Hugo Boss International from October 1985 to July 1990 and prior to that time was a Vice President and National Sales Manager for J. Schoeneman/Burberry's beginning June 1981.

    MICHAEL WALLEN has been President, Retail Merchandising since May 1995. From October 1993 to April 1995, Mr. Wallen served as Executive Vice President of G.
H. Bass & Company, a division of Phillips-Van Heusen Corporation. From January 1992 to August 1993, he served as President of Merchandising of Macy's West, a division of R. H. Macy & Co., Inc. From January 1988 to January 1992, Mr. Wallen served as Senior Vice President of Macy's California, Inc., a subsidiary of R.
H. Macy & Co., Inc. Mr. Wallen began his professional career with R. H. Macy & Co., Inc. in New York and spent 19 years with the firm.

    ANDREA WEISS joined Guess as President of Retail Operations for the Guess Retail and Factory Division in January 1996. Ms. Weiss was Senior Vice President and Director of Stores for Ann Taylor Stores and Ann Taylor Studio Shoe Stores, and an officer of Ann Taylor Stores Corporation, from July 1992 to February 1996. From March 1990 to July 1992, she was Director of Merchandise Operations for the Walt Disney World Resort, a division of The Walt Disney Company. From November 1987 to April 1990, she was Senior Vice President of Operations for the Naragansett Clothing Company, a specialty women's apparel retailer. Ms. Weiss sits on the Board of Common Ground, a non-profit organization.

    ROGER WILLIAMS has been the Executive Vice President and Chief Financial Officer of the Company since March 1994. From October 1992 to February 1994, he served as Executive Vice President and Chief Financial Officer of The Donna Karan Company. From July 1990 to October 1992, he was Executive Vice President--Operations and Chief Financial Officer of Authentic Fitness Corporation, a company formed in 1990 to acquire substantially all of the Activewear division of Warnaco, Inc., where Mr. Williams served in various capacities (ending with Senior Vice President and Chief Financial Officer) from May 1986 to June 1990. Since August 1994, Mr. Williams has served as a Director of Nantucket Industries, Inc.

    ALDO PAPONE, 64, has been a Director of the Company since his appointment to the Board in March 1997. Mr. Papone is the former Chairman and Chief Executive Officer of American Express Travel Related Services Company, Inc. Following his retirement in 1991, Mr. Papone has remained highly active at American Express and he is currently Senior Advisor to the Company. From 1980 to 1983, he served as Vice Chairman of the Dayton Hudson Corporation before returning to American Express. Prior to that, Mr. Papone had an 18-year career with R. H. Macy and Company, where he reached the position of Senior Vice President and General Merchandising Manager for the New York Division. Mr. Papone serves on the corporate boards of the American Express Company, American Express Bank, Springs Industries, Hyperion Software, and the Body Shop International, PLC. Mr. Papone is a Class III director whose term will expire at the 1999 Annual Meeting.

                    COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board of Directors held one meeting during 1996. All of the Directors attended the meeting of the Board.

    The Board of Directors has the following standing committees.

AUDIT COMMITTEE

    The Audit Committee, which was formed in August 1996, recommends the appointment of the Company's external auditors and meets with both internal and external auditors to review the scope of their audits and the results thereof. In addition, the Audit Committee reviews and comments on the proposed plans of the internal and external auditors, audit fee proposals, financial statements and other documents submitted to stockholders and regulators and reviews the internal control policies and procedures of the Company. Mr. Papone is the Chairman of the Audit Committee and, at present, the only member. The Company intends to appoint an additional outside Director to the Audit committee and is actively engaged in filling this open position. There were no meetings of the Audit Committee during 1996.

COMPENSATION COMMITTEE

    The Compensation Committee, which reviews and approves the remuneration arrangements for the officers and Directors of the Company and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and the determination of annual bonuses. At present, the only member Director on the Compensation Committee is Aldo Papone. The Company intends to appoint an additional outside Director to the Compensation Committee and is actively engaged in filling this open position. The entire Board of Directors performed the functions of the Compensation Committee in 1996.

    The General Corporation Law of the State of Delaware (the "Delaware Corporation Law") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Restated Certificate of Incorporation and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with each of its directors and officers to effectuate these provisions and to purchase directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE COMPENSATION

    The following table sets forth each component of compensation paid or awarded to, or earned by, the Chief Executive Officer and the four other most highly compensated executive officers serving as of December 31, 1996 (the "Named Executive Officers") for the fiscal years ended December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                  ANNUAL COMPENSATION            -----------------
                                        ---------------------------------------     SECURITIES
                                                                OTHER ANNUAL        UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR      SALARY      BONUS    COMPENSATION (1)    OPTIONS/SARS(#)    COMPENSATION (2)
---------------------------  ---------  ---------  ---------  -----------------  -----------------  -------------------
Maurice Marciano ..........    1996     $1,606,539 $1,681,667     $ 152,634                  0           $   1,154
  Chairman of the Board and    1995     2,000,000  1,200,000        378,230                  0               2,085
  Chief Executive Officer      1994     2,000,000  1,950,000        438,990                  0               1,905

Paul Marciano .............    1996     1,323,923  1,355,000        194,051                  0               1,025
  President and Chief          1995     1,560,000    900,000        192,464                  0               2,025
  Operating Officer            1994     1,560,000  2,250,000        343,317                  0               1,905

Armand Marciano ...........    1996       746,345  1,250,833        215,888                  0                 990
  Senior Executive Vice        1995       742,306    900,000        202,512                  0               2,085
  President                    1994       600,000  1,800,000        278,041                  0               1,905

Roger Williams ............    1996       450,000    200,000         30,400            200,000               2,375
  Executive Vice President     1995       450,000          0         30,620                  0               2,085
  and Chief Financial          1994       342,308    100,000        147,152                  0                   0
  Officer

Ken Duane (3) .............    1996       296,154  1,187,500              0            106,705                   0
  President of Worldwide
  Sales--Corporate

------------------------

(1) Amounts in Other Annual Compensation for 1996 in excess of 25% of the total indicated for such executive officer include the following: (i) $146,011 and $12,000 for transportation for Maurice Marciano and Roger Williams, respectively, and (ii) $150,175, $161,689 and $18,400 for life insurance for Paul Marciano, Armand Marciano and Roger Williams, respectively.

    Amounts in Other Annual Compensation for 1995 in excess of 25% of the total indicated for such executive officer include the following: (i) $192,256, $55,720 and $65,230 for transportation for Maurice Marciano, Paul Marciano and Armand Marciano, respectively, and (ii) $179,000, $130,000, $130,000 and $18,400 for life insurance for Maurice Marciano, Paul Marciano, Armand Marciano and Roger Williams, respectively.

    Amounts in Other Annual Compensation for 1994 in excess of 25% of the total indicated for such executive officer include the following: (i) $248,103 and $89,012 transportation for Maurice Marciano and Paul Marciano, respectively,
    (ii) $184,088, $212,026 and $207,115 for life insurance for Maurice Marciano, Paul Marciano and Armand Marciano, respectively and (iii) $119,059 for relocation related expenses for Roger Williams.

(2) Includes contributions to the Company's 401(k) Plan dated January 1, 1992, by the Company for such executive officers.

(3) Mr. Duane joined the Company in June 1996 and received a non-recurring $1.0 million sign-on bonus upon his joining the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information on option grants during the fiscal year ended December 31, 1996 to the Named Executive Officers.

                                                   INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE
                             --------------------------------------------------------------   AT ASSUMED ANNUAL RATES
                               NUMBER OF     PERCENT OF TOTAL                                      OF STOCK PRICE
                               SECURITIES      OPTIONS/ SARS                                        APPRECIATION
                               UNDERLYING       GRANTED TO       EXERCISE OR                     FOR OPTION TERM(2)
                              OPTIONS/SARS     EMPLOYEES IN      BASE PRICE     EXPIRATION   --------------------------
NAME                         GRANTED(#)(1)      FISCAL YEAR       ($/SHARE)        DATE           5%           10%
---------------------------  --------------  -----------------  -------------  ------------  ------------  ------------
Maurice Marciano...........             0           N/A              N/A           N/A       $          0  $          0
Paul Marciano..............             0           N/A              N/A           N/A                  0             0
Armand Marciano............             0           N/A              N/A           N/A                  0             0
Roger Williams.............       200,000              15.7   %        18.00     08/12/2006     1,612,463     4,699,976
Ken Duane..................       106,705               8.4   %        18.00     08/12/2006       860,289     2,507,555

------------------------

(1) All options listed were granted pursuant to the 1996 Equity Incentive Plan at the time of the IPO. The options were granted with an exercise price of $18.00 per share, which was equal to the offering price of the Common Stock in the IPO. Certain other material terms of the options granted to Messrs. Williams and Duane are described in "Employment Agreements".

(2) Potential realizable values (i) are based on assumed annual rates of return of 5% and 10%, as set forth by the Securities and Exchange Commission, (ii) are net of the option exercise price, (iii) do not include the effect of any taxes associated with the exercise and (iv) are not intended to forecast future price appreciation of the Common Stock of the Company.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides information regarding the number and value of unexercised options to purchase the Common Stock held by the Named Executive Officers as of December 31, 1996 based upon a value of $14.375 per share, which was the closing price of the Common Stock on the New York Stock Exchange on such date. None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 1996.

                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                      UNDERLYING UNEXERCISED         IN-THE-MONEY
                          OPTION/SARS AT            OPTION/SARS AT
                        FISCAL YEAR-END(#)        FISCAL YEAR-END($)
NAME                  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
--------------------  -----------------------  -------------------------
Maurice Marciano....            0/0                      $  0/0
Paul Marciano.......            0/0                         0/0
Armand Marciano.....            0/0                         0/0
Roger Williams......            0/200,000                   0/0
Ken Duane...........       35,568/71,137                    0/0

EMPLOYMENT AGREEMENTS

    The Company has entered into individual employment agreements (the "Executive Employment Agreements") with each of Maurice Marciano, Paul Marciano and Armand Marciano (the "Executives"). The initial term of the Executive Employment Agreements began on August 13, 1996 (the "Effective Date") and will terminate on the third anniversary of the Effective Date. The Executive Employment Agreements will automatically extend after the initial term for successive one-year terms, unless notice not to extend is given by either party at least 90 days prior to the end of the then current term. The Executive Employment Agreements provide for an annual base salary of $900,000, $900,000 and $650,000 for Maurice Marciano, Paul Marciano and Armand Marciano, respectively, which may be increased based on annual reviews by the Compensation Committee. In addition, the Executive Employment Agreements provide for annual bonuses to be determined in accordance with the Company's Annual Incentive Bonus Plan, with a minimum expected target bonus equal to 100% of base salary. Commencing on the expiration of the term of the Executive Employment Agreement, or earlier should the Executive Employment Agreement be terminated other than due to the Executive's death or for cause (as defined in the Executive Employment Agreements), the Company and Maurice Marciano, Paul Marciano or Armand Marciano, as the case may be, will enter into a two-year consulting agreement under which such Executive will render certain consulting services for which the Company will pay an annual consulting fee equal to 50% of such Executive's annual base salary, as in effect immediately prior to the commencement of the consulting period. In addition, each Executive is entitled to certain fringe benefits, including a full Company-paid health and life insurance for himself and his immediate family during his lifetime. If any of the Executives is terminated without cause or resigns for good reason (as such terms are defined in the Executive Employment Agreements), then such Executive will receive as severance his then current base salary and annual target bonus for the remainder of his term of employment. The Executive will also continue to participate in Company-sponsored health, life insurance and other fringe benefit plans and programs during the severance period. Each Executive Employment Agreement further provides that upon the death or permanent disability of the Executive, such Executive (or his beneficiary) will receive a pro rata portion of his annual target bonus for the year in which the Executive's death or permanent disability occurs. The Executive Employment Agreements also include certain noncompetition, nonsolicitation and confidentiality provisions.

    The Company's employment agreement with Roger Williams (the "Williams Agreement"), pursuant to which Mr. Williams serves as Executive Vice President and Chief Financial Officer of the Company, expires on March 1, 1999. Under the Williams Agreement, Mr. Williams is entitled to (i) a base salary (currently $450,000 per year), subject to increase based upon an annual performance review by the Board, (ii) an annual performance bonus based upon the profitability of the Company of up to 50% of his base salary for such year and (iii) participation in various health, life insurance and other fringe benefit plans and programs maintained by the Company. Immediately prior to the IPO, Mr. Williams was granted non-qualified stock options to purchase 200,000 shares of Common Stock at an exercise price equal to the price per share at which shares were sold in the IPO. Portions of Mr. Williams's stock options will vest and become exercisable each February 28 from 1997 through 1999, becoming fully exercisable as of March 1, 1999. Certain termination of employment events set forth in his employment agreement will accelerate the vesting of his stock options. In addition, if Mr. Williams's employment is terminated by the Company other than for cause, or if he resigns for good reason (as such terms are defined in the Williams Agreement), he will be entitled (i) to receive a lump sum cash payment equal to his base salary and (ii) to continue for the one-year period following his termination to be covered, together with his spouse and dependents, at the Company's expense, under all medical, health and accident insurance or other such health care arrangements maintained for his benefit immediately prior to such termination. Mr. Williams's employment agreement also includes certain noncompetition, nonsolicitation and confidentiality provisions.

    The Company has entered into an employment agreement with Ken Duane, dated as of May 14, 1996 (the "Duane Agreement"), pursuant to which Mr. Duane will serve as President of Worldwide Sales-Corporate for a term of three years. Under the Duane Agreement, Mr. Duane is entitled to (i) a base salary of $550,000, $600,000 and $650,000 in the first, second and third years of the term, respectively; (ii) a guaranteed bonus of $250,000 in the first year of the term, a performance bonus ranging from $100,000 to $300,000 in the second year of the term and a performance bonus ranging from $100,000 to $325,000 in the third year of the term; and (iii) participation in various health, life insurance and other fringe benefit plans and programs maintained by the Company. Immediately prior to the IPO, Mr. Duane was granted non-qualified options to purchase an aggregate of 106,705 shares of Common Stock at an exercise price equal to the IPO price per share. On the date of the Offerings, Mr. Duane was fully vested in options to purchase 35,568 shares. On June 3, 1998, Mr. Duane will be fully vested in options to purchase an additional 35,568 shares and on June 3, 1999, Mr. Duane will be fully vested in the remaining options to purchase 35,569 shares. In addition, Mr. Duane received a cash payment of $1.0 million prior to the IPO. If the Company terminates Mr. Duane's employment other than for cause (as defined in the Duane Agreement), he will be entitled to the balance of the compensation described above, subject to mitigation. The Duane Agreement also includes certain confidentiality provisions.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company receive no compensation for serving on the Board of Directors. Directors who are not employees of the Company receive an annual retainer fee of $20,000 for their services and attendance fees of $1,500 per board meeting and $1,000 (committee chairman) or $750 (committee member) per committee meeting. Such annual retainer fee may, however, be waived in exchange for options to purchase shares of Common Stock having an exercise price equal to 2 1/2 times that of the fees so waived. The options become exercisable in 25% installments on the first day of each of the four quarters following the date of grant. All directors are reimbursed for expenses incurred in connection with attendance at board or committee meetings.

    In addition, pursuant to the 1996 Non-Employee Directors' Stock Option Plan, each non-employee director of the Company, upon joining the Board of Directors, will receive non-qualified options to purchase 10,000 shares of Common Stock and will receive non-qualified options to purchase an additional 3,000 shares of Common Stock on the first day of each fiscal year thereafter. The exercise price of such options will be equal to 85% of the fair market value of the Common Stock on the respective date of grant and the term of the options will be ten years. The options will become exercisable in 25% installments on each of the first four anniversaries of the date of grant, provided, that the options will immediately become exercisable in full upon the occurrence of a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company did not have a Compensation Committee during 1996. Each of Maurice Marciano, Paul Marciano and Armand Marciano (each of whom also served as an executive officer of the Company during 1996) participated in deliberations concerning executive compensation. See "Certain Relationships and Related Transactions" for information regarding related-party transactions involving each of Maurice, Paul and Armand Marciano.

COMPENSATION COMMITTEE REPORT

    The Company did not maintain a formal Compensation Committee during fiscal 1996. All decisions regarding executive compensation were made by the full Board of Directors, which in 1996 consisted of Maurice, Paul and Armand Marciano. The report of the Board with respect to compensation in fiscal 1996 is as follows:

    COMPENSATION PHILOSOPHY

    The current framework of compensation paid to the Company's executive officers was determined at the time of the IPO. Based on discussions with the Company's investment bankers and an independent compensation consultant and comparisons with other companies in the textile industry, the Board established ranges of salary, bonus and stock option compensation for its executive officers. In its hiring practices, the Company seeks to obtain the services of the most highly qualified individuals in the industry, and has provided compensation opportunities accordingly.

    The Company has established a Compensation Committee for fiscal 1997 which, as part its initial duties, will set forth formal policies for executive compensation.

    COMPONENTS OF COMPENSATION.

    The principal components of executive officer compensation are generally as follows:

    BASE SALARY. The base salary of each of the Named Executive Officers is fixed pursuant to the terms of their respective Employment Agreements. See "Employment Agreements."

    ANNUAL PERFORMANCE BONUS. Annual bonuses are payable to the Company's executive officers under the Company's Annual Incentive Bonus Plan (the "Bonus Plan") based on the Company's achievement of certain pre-set corporate financial performance targets established for the fiscal year. The financial target for fiscal 1996 was pro forma net earnings per share equal to $1.27. Actual pro forma net earnings per share for fiscal 1996 exceeded this target by a small percentage. Accordingly, the bonuses paid with respect to fiscal 1996 were equal to 100% of the executives' target bonuses, adjusted pro rata for the period between the date of the IPO and the end of the fiscal year. Additional bonuses were paid during 1996 with respect to the period prior to the IPO which were consistent with the Company historical practices as an S corporation.

    LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants and other stock-based awards under the Company's 1996 Equity Incentive Plan. Awards under the 1996 Equity Incentive Plan are designed to further align the interest of each executive officer with those of the stockholders and provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company's business. In connection with the IPO, option grants were made to a large number of the Company's employees based on their position and length of service with the Company. However, no stock options were granted to Maurice, Paul or Armand Marciano.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Pursuant to the terms of his employment agreement, which was entered into at the time of the IPO, Maurice Marciano receives a base salary of $900,000 per year. Prior to the date of the IPO, his base salary was at the rate of $2,000,000 per year. His annual target bonus under the Bonus Plan is equal to 100% of his base salary. Based on the Company's performance in exceeding the target set for pro forma net earnings, Mr. Marciano received, with respect to the period from the date of the Company's IPO through the end of fiscal 1996, a pro rated bonus of $375,000. With respect to the period from January 1, 1996 through the date of the IPO, Mr. Marciano received a bonus of $1,306,667 which was based upon the Company's historical bonus payment practices as an S corporation. Mr. Marciano has not been granted any options to purchase the Company's common stock, but is a major stockholder in the Company.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to "qualified performance-based compensation" and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exceptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m) with respect to fiscal 1996 and 1997.

STOCK PERFORMANCE GRAPH

    The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its shares with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or peer group. Although the chart would normally be for a five-year period, the shares of the Company began public trading on August 8, 1996 and, as a result, the following chart commences as of such date.

    The Stock Price Performance Graph below compares the cumulative total stockholder return on the Company's Common Stock from August 8 to December 31, 1996 with the return on the Standard and Poor's 500 Stock Index ("S&P 500 Index") and the Standard and Poor's Textiles Index ("S&P Textiles"). The stock price performance shown is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           GUESS?, INC.   S&P 500 INDEX   S&P TEXTILES INDEX
8/8/96           100.00           100.00              100.00
12/31/96          79.86           111.79              116.18

                                                  S&P
                           GUESS ?,   S&P 500   TEXTILES
MEASUREMENT PERIOD           INC.      INDEX     INDEX
-------------------------  --------   -------   --------
August 8, 1996...........   100.00    100.00      100.00
December 31, 1996........    79.86    111.79      116.18

------------------------

Note: Assumes $100 invested on August 8, 1996 in Guess ?, Inc., S&P 500 Index and S&P Textiles Index. Assumes reinvestment of dividends on a daily basis.

OTHER MATTERS.

    SECTION 16(a) COMPLIANCE. Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than ten percent or a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, Directors and beneficial owners of more than ten percent of the Company's stock are required by Securities and Exchange Commission regulation to furnish the Company with copies of all such forms that they file.

    Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 1996, or written representations from certain reporting persons that no Forms' 5 were required to be filed by those persons, the Company believes that during the period ended December 31, 1996, all filing requirements were complied with by its executive officers, Directors and beneficial owners of more than ten percent of the Company's stock.

    STOCKHOLDERS' PROPOSALS. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 1998 must be received by the Company, marked to the attention of the Secretary, no earlier than February 28, 1998 and no later than March 29, 1998. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for proposals in order to be included in the proxy statement.

                                             THE BOARD OF DIRECTORS

Los Angeles, California

                                        PROXY

                                    GUESS ?, INC.

                                     COMMON STOCK

                   PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoint(s) Glenn A. Weinman and Roger A. Williams as proxies with full power of substitution, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess ?, Inc. (the "Company") held of record by the undersigned on March 31, 1997 at the Annual Meeting of Shareholders to be held on May 28, 1997 at 10 a.m., PST, or any adjournments or postponements thereof, at the Ritz-Carlton Laguna Niguel, One Ritz Carlton Drive, Dana Point, California 92629, and hereby revoke(s) any proxies heretofore given.

By signing and dating the reverse of this card, the undersigned authorize(s) the proxies to vote each proposal, as marked, or if not marked to vote "FOR" each proposal. Please complete and mail this card at once in the envelope provided.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned will indicate affirmatively thereat the intention of the undersigned to vote said shares in person.

                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                                SEE REVERSE SIDE

                                    GUESS ?, INC.
                         1997 Annual Meeting of Stockholders
                                     May 28, 1997
                            The Ritz-Carlton Laguna Niguel
                                One Ritz Carlton Drive
                             Dana Point, California 92629

                             Seating Begins at 9:30 a.m.
                             Meeting Begins at 10:00 a.m.
           Cameras and recording devices will not be allowed in the meeting

                                  ADMITTANCE TICKET
  This ticket entitles you, the shareholder, and one guest to attend the 1997
                                    Annual Meeting

   For wheelchair and hearing impaired seating, please see a host/hostess for assistance

                    DIRECTIONS TO THE RITZ-CARLTON LAGUNA NIGUEL:
The hotel is located on the ocean halfway between Los Angeles and San Diego. From the San Diego Freeway (I-5), take Crown Valley Parkway exit west to Pacific Coast Highway. Then proceed south one mile to Ritz Carlton Drive.

Please mark votes as in this example.  [X]

THE BOARD OF DIRECTORS OF GUESS ?, INC. RECOMMENDS A VOTE FOR THE NOMINEE SET FORTH IN PROPOSAL 1 AND 2.

(1) ELECTION OF DIRECTOR:  Armand Marciano (term expiring in 2000)

[ ] FOR            [ ]  WITHHOLD

(2) To ratify the appointment of
    KPMG Peat Marwick LLP as
    the Company's independent
    auditors for the 1997 fiscal year

[ ] FOR            [ ]  AGAINST             [ ]  ABSTAIN

(3) In their discretion, the proxyholders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. WHEN SIGNING IN A REPRESENTATIVE CAPACITY, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS

INDEPENDENT AUDITORS AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE ANNUAL MEETING OF THE STOCKHOLDERS AND A PROXY STATEMENT FOR THE ANNUAL MEETING PRIOR TO THE SIGNING OF THIS PROXY.


Do you plan to attend the Annual Meeting?  [ ]  YES   [ ]  NO

Signature:                  Date:       Signature:                   Date:
         ------------------      ---              ------------------      ---